EXHIBIT  4.2

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED NOVEMBER 19, 2010 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE.  COPIES OF THE PROSPECTUS ARE AVAILABLE FROM STOCKTRANS INC. THE INFORMATION AGENT BY CALLING  TOLL FREE 800-733-1121.

ZOOM TELEPHONICS, INC.
Incorporated under the laws of the State of Delaware

NON – TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE
Evidencing Non–transferable Subscription Rights to Purchase Shares of Common Stock,
Par Value $0.01 Per Share, of Zoom Telephonics, Inc. at a Subscription Price of $0.25 per Share

THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 PM NEW YORK CITY TIME ON DECEMBER 17, 2010 UNLESS EXTENDED BY THE COMPANY.

THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of non-transferable subscription rights (“Rights”) set forth above. Each whole Right entitles the holder thereof to subscribe for and purchase one share of Common Stock, with a par value of $0.01 per share, of Zoom Telephonics, Inc., a Delaware corporation, (the “Company”), at a subscription price of 0.25 per share (the “Basic Subscription Privilege”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus. If any shares of Common Stock available for purchase in the Rights Offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Shares”), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Shares consistent with the terms and conditions of the Rights Offering, as described in the Prospectus (the “Oversubscription Rights”).

The Rights represented by this Subscription Rights Certificate may be exercised by completing the form below and by returning the full payment for each share of purchased Common Stock in accordance with the instructions contained herein.  You should receive your share certificates within one week of the expiration date of this rights offering, which expires December 17, 2010 unless there is an extension, which is unlikely but possible.  Shares issued upon exercise of the subscription rights may be sold, along with the Company's outstanding shares of common stock, on the over-the-counter market.

The Company is not offering, selling, or soliciting any purchase of shares in any state or other jurisdiction in which the rights offering is not permitted.

The Company’s ability to utilize its net operating loss carry forwards (NOLs) against future taxable income, if any, would be substantially limited if it were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code.  The Company has the right, in its sole and absolute discretion, to limit the exercise of Oversubscription Rights, including instructing the subscription agent to refuse to honor any exercise of Oversubscription Rights, by 5% shareholders or a subscriber to the extent its exercise of Rights might, in the Company’s sole and absolute discretion, result in a subscriber owning 5% or more of the Company’s Common Stock.

_____________________________________________                                                                                                           Dated November 19, 2010
Frank Manning
President and Chief Executive Officer

PLEASE COMPLETE, SIGN, AND DELIVER THE FOLLOWING

BOX 1.  ☐     Please do not exercise my Subscription Rights for shares of Common Stock.
                       (If you check this box, please skip to the Signature section on the other side of this page.)

BOX 2.  ☐     Please exercise Subscription Rights and purchase shares of the Common Stock as set forth on the other side of this page.

(Please continue on the other side of this page.)

	NUMBER OF SHARES YOU’D LIKE TO BUY		PAYMENT

Shares purchased with Basic Subscription Rights*	____________	x $.25/share =	$___________	(line 1)

Shares requested for Oversubscription Rights Purchase**	____________	x $.25/share =	$___________	(line 2)

	TOTAL PAYMENT REQUIRED = (sum of line 1 and line 2)		$___________

* Shares purchased with Basic Subscription Rights may not be more than 4 times the number of shares you owned at 5:00 p.m. Eastern on the record date, November 10, 2010.  In addition, the Company may refuse any subscription, in its sole and absolute discretion, which would result in the subscriber owning 99,000 shares or more of the Company’s common stock, to avoid limitations on the availability of the Company’s net operating loss carry forwards.

I (we) owned, either directly or indirectly, this many shares at 5:00 p.m. EasternTime on November 10, 2010:  ___________
** Shareholders must fully exercise their Basic Subscription Rights to be eligible for Oversubscription Rights purchase.  If you fully exercise your Basic Subscription Right, shares requested for Oversubscription Rights Purchase can be from zero to whatever number you'd like, subject to the limitations described in the rights offering prospectus.

BOX 3a. ☐
I certify that the purchase of shares of Common Stock pursuant to the Subscription  Rights (basic or oversubscription) will not result in my (our) owning either directly or indirectly, of record or beneficially, more than 99,000 shares of Common Stock.

OR

BOX 3b. ☐
The purchase of shares pursuant to the Subscription Rights (whether basic or oversubscription) would result in my (our) owning, either directly or indirectly, of record or beneficially, more than 99,000 shares of Common Stock.

BOX 4a. ☐
Payment in the following amount is enclosed: $ ____________
(This amount must equal the amount shown in “Total payment required” of Box 2 above and be a cashier’s or certified check drawn on a U.S. bank payable to “StockTrans, Inc. as Subscription Agent for Zoom Telephonics”)

OR

BOX 4b. ☐
Please wire the total amount of Box 2 above to FirsTrust Bank, Conshohocken, PA, ABA No. 236073801, Account No: 701313629 for the benefit of “StockTrans Subscription for Zoom Telephonics”, referencing the rights holder’ name as the wire’s issuer.

____________________________________   ______________________________________    _________________
SIGNATURE                                                               NAME (Please type or print)                                           DATE

Please send the shares to this name and address:	____________________________________________________
____________________________________________________
____________________________________________________

VALID DELIVERY REQUIRES YOU TO DELIVER THIS FORM AND PAYMENT, IF ANY,
BY HAND, MAIL, OR OVERNIGHT COURIER TO:
StockTrans Subscription Dept., 44 West Lancaster Avenue, Ardmore, PA 19003

IF YOU SPECIFY THAT SHARES BE SENT TO SOMEONE OTHER THAN YOURSELF, PLEASE HAVE YOUR ABOVE SIGNATURE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANK, STOCK BROKER, SAVINGS & LOAN ASSOCIATION OR CREDIT UNION) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 17AD-15.

SIGNATURE GUARANTEE

By:_______________________        ____________________________      _______________________________________
      Name of Bank or Firm                        Signature                                                      Name and title

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